EXHIBIT 5.1

November 22, 2005

Gener8Xion Entertainment, Inc.
3400 W. Cahuenga Blvd.
Hollywood, CA 90068

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the ‘‘Registration Statement’’) to be filed by you with the Securities and Exchange Commission (the ‘‘Commission’’) on or about November 23, 2005, in connection with the registration under the Securities Act of 1933, as amended, of a total of 50,000 shares of your Common Stock (the ‘‘Shares’’) underlying Warrants issued for services rendered by a consultant to Gern8Xion Entertainment, Inc. As special counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Warrants.

It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken in connection with the issuance of the Warrants, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, upon exercise of the Warrants, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Very truly yours,
LAW OFFICES OF ROSEN & LOEB
By: /s/ Alan L. Rosen